Exhibit 8.(b)


















(212) 310-8000                 August 1, 1996



Carlisle Plastics, Inc.
1314 North Third Street
Phoenix, AZ 85004

Ladies and Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of T2 Acquisition Corp., a Delaware corporation ("Merger Sub"), and a direct wholly-owned subsidiary of Tyco International Ltd., a Massachusetts corporation ("Parent"), with and into Carlisle Plastics, Inc., a Delaware corporation (the "Company").

          In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger, dated as of May 14, 1996, among Parent, Merger Sub and the Company (the "Merger Agreement") and the Joint Proxy Statement/Prospectus to be distributed to stockholders of the Company and Parent in connection with the Merger, which is included in the Registration Statement on Form S-4, as filed by Parent with the Securities and Exchange Commission on August 2, 1996 (the "Joint Proxy Statement/Prospectus").

          Our opinion set forth below assumes (1) that the Merger is consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Joint Proxy Statement/Prospectus, and (2) the accuracy of (i) the statements and facts concerning the Merger set forth in the Merger Agreement and the Joint Proxy Statement/Prospectus, (ii) the representations made to us by the Company, which are set forth in the certificate delivered to us by the Company dated the date hereof, (iii) the representations made to us by Parent and Merger Sub, which are set forth in the certificate delivered to us by Parent dated the date hereof, and (iv) the representations made to us by certain holders of common stock of the Company,



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Carlisle Plastics, Inc.
August 5, 1996
Page 2


which are set forth in the certificates delivered to us by such holders of common stock of the Company dated the date hereof.

          Based upon our examination and review of the documents referred to above and subject to the assumptions set forth above and except to the extent qualified therein, we are of the opinion that for federal income tax purposes:

     1.   The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended (the
     "Code").

     2. No gain or loss will be recognized by a stockholder of the Company upon the exchange of his or her shares of common stock of the Company for shares of common stock of Parent, except that a stockholder of the Company who receives cash proceeds in lieu of a fractional share interest in common stock of Parent will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such gain or loss will constitute capital gain or loss if such stockholder held the shares of common stock of the Company as a capital asset at the Effective Time (as defined in the Merger Agreement) and will be long-term capital gain or loss if such shares have been held for more than one year at the Effective Time.

     3. The tax basis of the common stock of Parent received by a stockholder of the Company will be the same as such stockholder's tax basis in the common stock of the Company surrendered in exchange therefor, decreased by the tax basis allocated to any fractional share interest of common stock of Parent exchanged for cash.

     4. The holding period of the common stock of Parent received by a stockholder of the Company will include the period during which the common stock of the Company surrendered in exchange therefor was held (provided that such common stock of the Company was held by such stockholder of the Company as a capital asset at the Effective Time.

          Our opinion is based on current provisions of the Code, the treasury regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any change or inaccuracy in the



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Carlisle Plastics, Inc.
August 5, 1996
Page 3


statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of our opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. We express no opinion concerning any tax consequences of the proposed Merger other than those specifically set forth herein.

          We hereby consent to your filing this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the reference to our firm therein.

                                   Very truly yours,

                                   /s/ Weil, Gotshal & Manges LLP